CANCELLATION AND ASSIGNMENT AGREEMENT

THIS CANCELLATION AND ASSIGNMENT AGREEMENT (this “Agreement”), is entered into on January 21, 2011, by and between Asian Trends Media Holdings, Inc. (the “Assignor”) and London Castle Holdings Limited (the “Assignee”).

WHEREAS, on June 2, 2010 Assignor’s corporate structure was as follows: Assignor owned 100% of Better Global Inc. (“Better Global”), a British Virgin Islands company. Better Global owned 100% of Asian Trends Broadcasting Inc., a British Virgin Islands corporation (“AT BVI”). AT BVI wholly-owned three subsidiaries, Global Mania Empire Management Ltd., a Hong Kong company, Votex Entertainment Company Limited, a Hong Kong company, and Asian Trends Broadcasting Corporation Limited, a Hong Kong company.

WHEREAS, Assignor and Assignee entered into a certain Subscription Agreement dated June 2, 2010 whereby Assignee invested HK $2,000,000 to be used specifically to benefit Global Mania Empire Management Ltd.

WHEREAS, Assignor delivered the HK $2,000,000 to AT BVI to be used to benefit Global Mania Empire Management Ltd. and thus Assignor is the legal and beneficial owner of that certain HK $2,000,000 Promissory Note dated June 2, 2010 executed by Asian Trends Broadcasting, Inc., a British Virgin Islands corporation (the “Company”) in favor of Asian Trends Media Holdings, Inc., a Nevada company (the “Note”).

WHEREAS, Assignor desires to assign to Assignee and Assignee desires to accept from Assignor the Note on the basis of the representations, warranties and agreements contained in this Agreement;

WHEREAS, as consideration for assignment of the Note by Assignor as set forth herein, the Assignee has agreed to transfer to Assignor 13,652,000 shares of common stock (together with all necessary medallion guaranteed stock powers and transfer documents) of Asian Trends Media Holdings, Inc. (the “Purchase Price”) to be cancelled or used as the Assignor sees fit.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.

Assignment.

a)

On the Closing Date (as set forth below), for the payment of the Purchase Price the Assignor hereby absolutely, irrevocably and unconditionally sells, assigns, conveys, contributes and transfers to the Assignee the rights and interests to the Note owned by the Assignor and all of his rights and benefits thereunder and conferred therein and the Assignee accepts such assignment.

b)

Closing Procedures.  The closing of the assignment contemplated hereunder shall take place within 2 days of the date of execution hereof (the “Closing Date”) or such other date as mutually agreed by the parties hereto.  On the Closing Date, the Assignee shall pay the Purchase Price for the rights and interests to the Note.

2.

Additional Documents.  The Assignor agrees to take such further action and to execute and deliver, or cause to be executed and delivered, any and all other documents which are, in the opinion of the Assignee or its counsel, necessary to carry out the terms and conditions of this Assignment.

3.

Effective Date and Counterpart Signature.  This Agreement shall be effective as of the date first written above.  This Agreement, and acceptance of same, may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Confirmation of execution by telex or by telecopy or telefax of a facsimile signature page shall be binding upon that party so confirming.

4.

Representations and Warranties of the Assignee.

a)

Organization: Authority.  The Assignee is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, partnership or other applicable power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations thereunder, and the execution, delivery and performance by the Assignee of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of the Assignee.  This Agreement, when executed and delivered by the Assignee, will constitute a valid and legally binding obligation of the Assignee, enforceable against the Assignee in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by federal or state securities laws.

b)

Investment Experience:  Access to Information and Preexisting Relationship.  The Assignee (a) either alone or together with its representatives, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment and make an informed decision to so invest, and has so evaluated the risks and merits of such investment, (b) has the ability to bear the economic risks of this investment and can afford a complete loss of such investment, (c) understands the terms of and risks associated with the acquisition of the Note, including, without  limitation, a lack of liquidity, price transparency or pricing availability and risks associated with the industry in which the Company operates, (d) has had the opportunity to review such disclosure regarding the Company, its business, its financial condition and its prospects as the Assignee has determined to be necessary in connection with the Assignment of the Note.

c)

Restrictions on Transfer.  The Assignee understands that (a) the Note has not been registered under the Securities Act of 1933 (the “Securities Act”) or the securities laws of any state, (b) the Note is and will be a “restricted security” as said term is defined in Rule 144 of the Rules and Regulations promulgated under the Securities Act (“Rule 144”), (c) the Note may not be sold, pledged or otherwise transferred unless a registration statement for such transaction is effective under the Securities Act and any applicable state securities laws, or unless an exemption from such registration provisions is available with respect to such transaction, and (d) the Note will bear a standard Rule 144 restrictive legend.

d)

General Solicitation.  The Assignee is not accepting such Assignment as a result of any advertisement, article, notice or other communication regarding the Debentures published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

e)

No Conflicts: Advice.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Assignee is subject or any provision of its organizational documents or other similar governing instruments, or conflict with, violate or constitute a default under any agreement, credit facility, debt or other instrument or understanding to which the Assignee is a party.  The Assignee has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the Assignment of the Note.

f)

No Litigation.  There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of the Assignee, threatened against the Assignee which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

g)

Consents.  No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other Person is required for the valid authorization, execution, delivery and performance by the Assignee of this Agreement and the consummation of the transactions contemplated hereby.

5.

Representations and Warranties of the Assignor

a)

Ownership.  Assignor owns and is conveying to Assignee all of its rights, title and interests to the entire HK$2,000,000 Note, free and clear of all liens, mortgages, pledges, security interests, encumbrances or charges of any kind or description.

b)

No Consents, Approvals, Violations or Breaches.  Neither the execution and delivery of this Agreement by the Assignor, nor the consummation by Assignor of the transactions contemplated herby, will (i) require any consent, approval, authorization or permit of, or filing, registration or qualification with or prior notification to, any governmental or regulatory authority under any law of the United States, any state or any political subdivision thereof applicable to Assignor, (ii) violate any statute, law, ordinance, rule or regulation of the United States, any state or any political subdivision thereof, or any judgment, order, writ, decree or injunction applicable to Assignor or any of  Assignor’s properties or assets, the violation of which would have a material adverse effect upon Assignor, or (iii) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Assignor is a party or by which Assignor or any of Assignor’s properties or assets may be bound which would have a material adverse effect upon Assignor.

c)

Governing Law: Submissions to Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTURED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.  EACH PARTY AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT SHALL BE BROUGHT IN A U.S.

FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITTING IN THE HUDSON COUNTY, IN THE STATE OF NEW JERSEY.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY DEFENSE OF AN INCONVENIENT FORUM OR LACK OF PERSONAL JURISDICTION TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING AND ANY RIGHT OF JURISDICTION OR VENUE ON ACCOUNT OF THE PLACE OF RESIDENCE OR DOMICILE OF ANY PARTY HERETO.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUREST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

d)

Amendments.  No provision hereof may be waived or modified other than by an instrument in writing signed by the party against whom enforcement is sought.

e)

Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASSIGNOR:

ASIAN TRENDS MEDIA HOLDINGS, INC.

__/s/__________________________________________

Name: Yau Wai Hung

Title: Chief Executive Officer

ASSIGNEE:

London Castle Holdings Limited

By:_ /s/_________________________________________

Name:  Huang Jian Nan

Title:  __________________________________________

AGREED AND ACKNOWLEDGED

 Asian Trends Broadcasting, Inc.

By:___ /s/_______________________________________

Name: _________________________________________

Title: __________________________________________